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                                             COMDIAL CORPORATION AND SUBSIDIARIES
                                                                                                                   EXHIBIT 11

                                     SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                                                Years Ended December 31,
                                                                            2000               1999                1998
                                                                                          (As Restated -      (As Restated -
                                                                                           See Note 18)        See Note 18)
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BASIC
Net income applicable to common shares:                                 $(63,264,000)         $7,343,000        $17,032,000
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Weighted average number of common
     shares outstanding during the period                                  9,169,647           8,916,842          8,794,584
Add - Contingency shares                                                           -              17,082             42,017
         Deferred shares                                                      17,893              13,635              6,756
                                                              --------------------------------------------------------------
Weighted average number of shares used in cal-
     culation of basic earnings per common share                           9,187,540           8,947,559          8,843,357
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Basic earnings per common share:                                              ($6.89)              $0.82              $1.93
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DILUTED
Net income applicable to common shares - basic:                         ($63,264,000)         $7,343,000        $17,032,000
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Weighted average number of shares used in cal-
     culation of basic earnings per common share                           9,187,540           8,947,559          8,843,357
Add (deduct) incremental shares representing:
     Shares issuable based on period-end market
        price or weighted average price:
        Stock options                                                              -              41,521            237,713
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Weighted average number of shares used in calcula-
     tion of diluted earnings per common share                             9,187,540           8,989,080          9,081,070
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Diluted earnings per common share                                             ($6.89)              $0.82              $1.88
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